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Exhibit 10(a)
LANVISION SYSTEMS, INC.

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

     This Second Amendment is entered into effective as of February 1, 2000 by and among LanVision Systems, Inc., LanVision, Inc. (collectively "LanVision") and Thomas E. Perazzo ("Employee").

     WHEREAS, Employee is an employee of LanVision, and Employee and LanVision mutually desire to modify the terms of their employment relationship as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Second Amendment, the parties agree to the terms and conditions set forth herein.

     1. MODIFICATION. This Second Amendment modifies and amends that certain Employment Agreement by and among LanVision and the Employee dated January 30, 1996, as amended effective January 29, 1999 (the "Employment Agreement"). Except as provided herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

     2. POSITION AND DUTIES. (A) Effective as of February 1, 2000 and through the period ending April 30, 2000 ("Q1 2000), LanVision and Employee agree that Employee shall serve LanVision solely in the capacity of LanVision's Chief Financial Officer. Employee shall have no other title, duties or obligations to LanVision other than as its Chief Financial Officer. During Q1 2000, LanVision and Employee agree that Employee shall be obligated to provide his services to LanVision on a half-time basis. For purposes of this Agreement, "half-time" shall mean 20 hours per week during LanVision's normal business hours.

         (B) LanVision and Employee further agree that effective as of May 1, 2000, Employee shall resign as LanVision's Chief Financial Officer and LanVision shall accept such resignation, provided, however, that Employee shall thereafter continue as an employee of LanVision through October 31, 2000 (the "Termination Date") on the terms specified herein. During the period commencing May 1, 2000 and ending October 31, 2000 (the "Transition Period"), LanVision and Employee agree that Employee shall provide such services as LanVision reasonably requests to assist with the transition of his services to Employee's successor as Chief Financial Officer. LanVision and Employee agree to be reasonable in determining the nature of Employee's services required during the Transition Period and in establishing the time commitment to be required of Employee. LanVision and Employee shall mutually agree in advance as to what services are considered non-billable transition services versus billable services. If after April 30, 2000 and through October 31, 2000 LanVision

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requests Employee's billable services and such services are for mutually agreeable time periods and at mutually agreeable times, Employee will perform such services at a cost of $150 per hour.

     3. COMPENSATION. (A) During Q1 2000, LanVision shall compensate Employee at his full fiscal year 1999 base salary notwithstanding that Employee will be working on a half-time basis. During the Transition Period, LanVision shall compensate Employee at a rate equal to one half of the amount that he would have been paid during the Transition Period if he had remained a full time employee of the Company, which amount shall in the aggregate equal one fourth of his fiscal year 1999 base salary and bonus (excluding any discretionary bonuses). Such payments shall be made in equal installments to Employee, payable on the last day of each applicable pay period in accordance with LanVision's existing policies and procedures. All such amounts shall be net of required withholdings under federal, state and local law.

     (B) LanVision and Employee agree that the payment to Employee of all amounts due pursuant to Section 3(A) shall constitute the payment in full of all severance payment obligations due to Employee under the Employment Agreement, as amended by this Second Amendment.

     4. STOCK OPTIONS. LanVision and Employee agree that all of the Employee's stock options to acquire shares of LanVision Systems, Inc. common stock, whether issued under the LanVision Systems, Inc. 1996 Employee Stock Option Plan (the "Plan") or otherwise, shall continue in full force and effect through the Termination Date and for the ninety day period following thereafter. Through the Termination Date, such stock options shall continue to vest in accordance with their stated terms and the terms of the Plan. In addition, the Company hereby accelerates the vesting in full of another 5,000 stock options having an exercise price of $1.375 per share that were granted to Employee in May 1999, which stock options would not otherwise vest prior to the Termination Date but for this acceleration. For the ninety day period following the Termination Date, only those options which vested on or prior to the Termination Date shall be exercisable.

     5. DEBT REPAYMENT. On or before the Termination Date, Employee shall pay LanVision the full amount of principal and interest on that certain Promissory Note by and between LanVision and Employee in the original principal amount of $10,000.00. In lieu of making a lump sum payment, Employee may elect to repay such amounts to LanVision through payroll deduction at any time during Q1 2000 and/or the Transition Period. In the event that the Promissory Note has not been paid in full at the Termination Date, LanVision may offset the final payment due Employee under Section 3(A) against the amount due and, if such offset is insufficient to satisfy Employee's total obligation, Employee agrees that he will not be permitted to exercise any LanVision stock options until full payment is received by LanVision.

     6. OUTSIDE EMPLOYMENT. Employee shall devote such time and attention to the performance of his duties with LanVision only as required in Section 2 hereof. Employee may engage in other employment, subject only to the confidentiality, property and non-compete provisions in Sections 7, 8 and 9 of the Employment Agreement.

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     7.  TERMINATION. The Employment Agreement, as amended by this Second
Amendment, will be deemed to terminate by mutual agreement of the parties, and the Employee's employment with LanVision will terminate, as of the Termination Date, except that any provisions of the Employment Agreement that by their terms continue in effect beyond any termination shall so continue in effect. Employee agrees to abide by all such continuing terms. On or before the Termination Date, Employee agrees to return to LanVision any and all LanVision property acquired during Employee's term of employment.

     8. PLAN BENEFITS. As further consideration for Employee signing this Second Amendment, Employee shall receive coverage under LanVision's health insurance, dental insurance, and life insurance benefits provided through The Guardian Life Insurance Company and Fortis that Employee currently has will remain in effect through the Termination Date. Through the Termination Date, Employee may, at his option, apply the amount LanVision would normally pay for Employee's family health care coverage toward another health care provider of Employee's choice. Thereafter, Employee shall be entitled to exercise COBRA rights in accordance with federal law, provided Employee timely exercises Employee's COBRA rights by completing the appropriate forms, LanVision will pay the COBRA premiums for up to three months, i.e., through January 31, 2001. (Employee will receive separately a notice of COBRA rights, along with the necessary forms to be completed.) Employee acknowledges and agrees that Employee shall receive no benefits additional to those set forth above.

     9. MUTUAL RELEASE. In consideration of the payments and benefits set forth above in this Second Amendment, such payments and benefits being good and valuable consideration:

     (A) Employee acting of Employee's own free will, voluntarily, and on behalf of Employee and Employee's heirs, administrators, executors, successors, and assigns, releases LanVision and its subsidiaries, affiliates, directors, officers, and agents, jointly and severally ("Releasees"), from any and all debts, obligations, claims, demands, judgments, or causes of action of any kind whatsoever, in tort, contract, by statute, or on any other basis, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to any and all claims, demands, rights, and/or causes of action arising out of Employee's employment with LanVision or any employment contract; or relating to purported employment discrimination or violations of civil rights under any applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee's employment with LanVision, the termination of that employment, or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment to the later of the date of this Second Amendment or the Termination Date, it being understood that nothing contained in this Section 9(A) shall be deemed to release the Releasees from their obligations under the Employment Agreement as amended by this Second Amendment nor from any obligation of Releasees to indemnify Employee for liability to third parties arising from his service as an officer and/or employee of LanVision; and

     (B) LanVision, on behalf of itself, its successors, and assigns, releases Employee from any and all debts, obligations, claims, demands, judgments, or causes of action of any kind

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whatsoever, in tort, contract, by statute, or on any other basis, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to any and all claims, demands, rights, and/or causes of action arising out of Employee's employment with LanVision or any employment contract; or any other claim, whether statutory or based on common law, arising by reason of Employee's employment with LanVision, the termination of that employment, or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment to the later of the date of this Second Amendment or the Termination Date, other than for Employee's repayment obligations set forth in Section 5 of this Second Amendment, it being understood that nothing contained in this
Section 9(B) shall be deemed to release the Employee from his obligations under the Employment Agreement as amended by this Second Amendment.

     10. DISCLOSURES; STATEMENTS. (A) LanVision shall make no disclosures concerning Employee's employment or other information regarding Employee, except for confirming employment, job title, dates of service, and rate of pay, plus additional information as, and only as, required pursuant to subpoena or otherwise required by law, including securities laws and regulations, unless otherwise consented to by Employee.

     (B) Employee shall make no negative statements concerning, or take any action that derogates LanVision or other Releasees, or its or other Releasees' products, services, reputation, officers, employees, financial status, or operations, or otherwise damage any of LanVision's or other Releases' business relationships.

     11. REMEDIES. Any action by Employee in material violation of the Employment Agreement, as amended by this Second Amendment, shall void LanVision's payment to Employee of all monies due during the Transition Period and result in an immediate termination of Employee's employment, with the effect that time period for exercising Employee's stock options shall expire on the ninetieth day after such actual termination date, and shall result in the immediate cancellation of the other benefits provided as consideration under this Agreement, and shall further require Employee to pay all reasonable costs and attorneys fees in defending any action Employee brings, plus any other damages to which LanVision may be entitled. Employee further consents to the issuance of a temporary restraining order, and/or injunction as an appropriate remedy for violation of the Employment Agreement, as amended by this Second Amendment, by Employee, and will not contest the entry of same if a violation is shown.

     12. ARBITRATION. Any dispute between the parties about whether a violation of the Employment Agreement, as amended by this Second Amendment, by Employee has occurred shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     13. NO ADMISSION. The payment of the monies set forth in the Employment Agreement, as amended by this Second Amendment, does not constitute an admission of liability or violation of any applicable law, any contract provisions or any rule or regulation, as to which Releasees expressly deny liability.

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     14. SEVERABILITY. If any provision, or portion thereof, of the Employment
Agreement, as amended by this Second Amendment, is held invalid or unenforceable under applicable statute or rule of law, only that provision or portion shall be deemed omitted from this Agreement, and only to the extent to which it is held invalid, and the remainder of the Employment Agreement, as amended by this Second Amendment, shall remain in full force and effect.

     15. GOVERNING LAW. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, excluding its conflict of laws.

     16. ACKNOWLEDGMENT. Employee acknowledges that execution of this Second Amendment is voluntary and that Employee has been advised to consult with an attorney before executing this Second Amendment to ensure that Employee fully and thoroughly understands its legal significance.

     17. COMPLETE AGREEMENT. The Employment Agreement, as amended by this Second Amendment, constitutes the complete agreement between the parties and no other representations have been made by the parties. This Second Amendment resolves all outstanding issues arising from Employee's employment and the parties agree that Employee is not entitled to receive any compensation or benefits from LanVision, other than as specifically provided herein.

                                       LanVision Systems, Inc.

                                       By:  /s/ J. Brian Patsy
                                           -------------------------------

                                       Title:  President and CEO
                                              ----------------------------

                                       Date:      6/19/00
                                             -----------------------------

                                       LanVision, Inc.

                                       By:  /s/ J. Brian Patsy
                                           -------------------------------

                                       Title:  President and CEO
                                              ----------------------------

                                       Date:      6/19/00
                                             -----------------------------

                                       Employee

                                          /s/ Thomas E. Perazzo
                                       -----------------------------------
                                       Thomas E. Perazzo
                                       Date:      6/19/00
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